UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 1‑K

For the fiscal year ended December 31, 2021

Commission file number 024-11640

ANDREW ARROYO REAL ESTATE, Inc.
(Exact name of registrant as specified in its charter)

Delaware	85-2103542
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12636 High Bluff Drive, Suite 400 San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (888) 322-4368

Title of each class of securities issued pursuant to Regulation A:

Common Stock, par value $0.001

FORM 1-K ANNUAL REPORT

ANDREW ARROYO REAL ESTATE INC. d/b/a AARE

12636 High Bluff Drive, Suite 400

San Diego, CA 92130

888-32-AGENT

www.aare.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Annual Report on Form 1-K constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some, but not all, cases, you can identify forward-looking statements by terms such as “anticipate”, “assume”, “believe”, “could”, “estimate”, “expect”, “intend”, “goal”, “may”, “might”, “objective”, “plan”, “possible”, “potential”, “project”, “should”, “strategy”, “will” and “would” or the negatives of these terms or other comparable terminology.

Our forward-looking statements may include, without limitation, statements with respect to:

1.	Future services;
2.	Future products;
3.	The availability of, and terms and costs related to, future borrowing and financing;
4.	Estimates of future sale;
5.	Future transactions;
6.	Estimates regarding the amount of funds we will need to fund our operations for specific periods;
7.	Estimates regarding potential cost savings and productivity; and
8.	Our listing, and the commencement of trading of our Common Stock, on the NASDAQ, OTC Markets or other exchanges and the timing thereof.

The cautionary statements set forth in this Annual Report on Form 1-K, identify important factors that you should consider in evaluating our forward-looking statements.

Although the forward-looking statements in this Annual Report on Form 1-K are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained or that deviations from them will not be material and adverse. We undertake no obligation, except as required by law, to re-issue this Annual Report on Form 1-K or otherwise make public statements updating our forward-looking statements. For the reasons set forth above, you should not place undue reliance on forward-looking statements in this Annual Report on Form 1-K.

The Annual Report on Form 1-K highlights information contained elsewhere and does not contain all the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this entire Annual Report on Form 1-K and our Regulation A Offering Circular filed with the Securities and Exchange Commission, including our financial statements and related notes. You should consider among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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ITEM 1. DESCRIPTION OF BUSINESS

This discussion should be read in conjunction with the other sections of this Annual Report on Form 1-K, including “Management’s discussion and analysis of financial condition and results of operations” and the Financial Statements attached and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties described throughout this Annual Report on Form 1-K.

Overview

We provide real estate brokerage and property management services. These services include assisting clients to buy, sell, manage, and invest in residential and commercial properties as well as business opportunities. We were founded by Andrew Michael Arroyo. Mr. Arroyo started his career as a real estate appraiser’s assistant. By 1999, Mr. Arroyo held a California real estate sales license and a California real estate appraisal license and started making the transition from appraisals to sales. Mr. Arroyo upgraded his license to become a managing broker in 2001. Since AARE-CA opened its doors as a one-agent company back in 2004, we’ve been through the boom times and the “bust times,” and just kept right on growing. Now, we have more than three hundred members (agents, brokers, managers, and staff) to help us keep everything running smoothly. With a successful track record of thousands of real estate sales (totaling more than $1 billion in the last four years alone), we are passionate about our mission of giving back to others in need and fulfilling God’s will through the business of real estate while increasing value for our shareholders.

We believe the three key benefits that separate our real estate company from competitors include:

•	Residential, commercial, and property management services all under one umbrella;
•	Advanced technology for smoother operations as the industry transitions to the digital age;
•	Culture based on generosity and social responsibility during a generational change in workforce.

We believe our business is currently characterized by the following:

•

Market: We participate in a market that we expect to experience significant growth throughout North America facilitated by ultra-low interest rates, a steady increase in new U.S. demand for housing/investments, and the fact we are able to provide real estate services in multiple segments of our market including residential, commercial, property management, business opportunities, and syndication.

•

Up-to-date services designed specifically for the real estate market: Our services have been hand tailored to be the most up-to-date services in the market. We also hold copyrights and trademarks that protect our intellectual property.

•

Focused management team: Our experienced management team is dedicated solely to our operation and to implementing our business strategies. Each member of the executive team has been involved with the Company for several years and has been instrumental in developing our strategy.

•

Strong name recognition and loyalty: We believe the AARE name has a strong legacy dating from the launch of the California corporation in 2004, and we believe it has to this day retained a strong brand loyalty amongst clients and agents in California and is now being introduced in 23 more states in the U.S.

•

Growing sales network: In the last year, we have been licensed in 23 more states in the U.S. and established our sales network throughout North America that is overseen by our team of regional sales managers.

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Management

Information about our management can be found in “Directors, Executive Officers and Significant Employees.”

Employees

We currently have twelve (12) full time employees and approximately three hundred (300) real estate agents, who are independent contractors, and who, under the direction of our CEO and Compliance Director, are assisting clients with buying, selling, and managing real estate properties throughout 24 states in the U.S. We also currently have a team of approximately eighteen (18) independent contractors who are performing admin, support, marketing, public relations and advertising services.

As we expand our operations, we anticipate our needs will change, at which time we intend to add additional full-time employees, contractors and agencies in the areas of marketing, sales, technology, media and design.

Government & State Regulation

We are required to comply with state licensing laws and rules. The majority of these laws and rules relate to how we may broker real estate, market and/or sell properties. Real estate is regulated by each state’s Real Estate Commission, which is usually appointed by the governor. The regulator’s disciplinary authority is based upon violations of the state Real Estate Law and the Department or Commissioner’s Regulations. Violations of real estate law can result in a suspension or revocation of the license necessary to conduct business in that state. These violations statutorily have their basis in each State’s licensing and administrative laws, business and professions code, statute or chapters. There are laws in other jurisdictions worldwide in which we may broker real estate, market and/or sell properties and with which we will need to comply.

Competition

Competition in the real estate industry is significant. There are more than 1 million real estate agents nationwide and more than 100,000 real estate brokerage firms. While significant competition does exist, our management believes that our products and services are demographically well positioned, top quality and unique in nature, while offering greater value. The expertise of our management combined with training, culture and the innovative nature of our marketing approach set us apart from competitors. However, there is the possibility that new competitors could seize upon our business model and produce competing products or services with similar focus. Likewise, these new competitors could be better capitalized than we are, which could give them a significant advantage over us. There is the possibility that the competitors could capture significant market share of our intended market.

Intellectual Property

We rely on a combination of trademarks and trade secrets to establish and protect our intellectual proprietary rights and may, in the future, file patents. Our intellectual property currently includes various U.S. trademarks and copyrights in the name of “Andrew Arroyo Real Estate Inc.” Our trademarks relate to our company logo, as well as the following names we use in broadcasting: “Top Dollar TV®”, “Real Cash Flow®”, “Real Estate Insight® and “Generous Capitalism®”.

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Litigation

The real estate business is known as a litigious industry, especially in certain states like California, which is one of the primary states where we conduct business. Buyers and sellers often bring claims against one another and usually attempt to name the real estate agents and brokers as parties in the claim or the suit seeking financial damages. As a result, we are regularly named in claims and litigation between buyers and sellers. We do not believe most of these claims will amount to any material damages being paid by us and, therefore, we will not name them individually herein. In determining whether liabilities should be recorded for pending litigation claims, we must assess the allegations and the likelihood that we will successfully defend the claim. When we believe it is probable that we will not prevail in a particular matter, we will then record an estimate of the amount of liability based, in part, on advice of outside legal counsel.

Currently, we have one outstanding claim that is being arbitrated in San Diego, California, where a buyer desires for the sale to be rescinded and the seller to reclaim the home. We maintain a $1 million Errors and Omission policy that covers us all the way back to June 9th, 2009. In the event, we incur any financial liability from this claim, it will be covered under our Errors and Omissions policy up to $1 million, per occurrence.

We are not involved in any other arbitration or litigation, and our management is not aware of any pending or threatened legal actions relating to our intellectual property, conduct of our business activities, or otherwise.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this Annual Report on Form 1-K. Some of the information contained in this discussion and analysis or set forth elsewhere in this Annual Report on Form 1-K, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that reflect our current views with respect to future events and financial performance, which involve risks and uncertainties. Forward-looking statements are often identified by words like: “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this Annual Report on Form 1-K. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Our financial statements are stated in United States Dollars (USD or US$) and are prepared in accordance with United States Generally Accepted Accounting Principles (GAAP). All references to “Common Shares” refer to the Common Shares of our authorized capital stock.

There is limited historical financial information about us upon which to base an evaluation of our performance. We have only generated revenues from our operations in California. We cannot guarantee we will be successful in our business operations nationwide or our expansion through California. Our business is subject to risks inherent in the establishment of a new business enterprise including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies. To become profitable and competitive, we must develop the business plan and execute the plan. Our management will attempt to secure financing through the issuance of our Common Stock, as described in our Regulation A Offering Circular filed with the Securities and Exchange Commission and qualified on October 12, 2021. Our management reserves the right to consider various other means of financing including convertible debt and debt financing and investment from institutions and private individuals.

Since inception, the majority of our time has been spent refining our business plan and preparing for a primary financial offering.

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Company Overview & Background

Andrew Arroyo Real Estate Inc. d/b/a AARE is an American real estate company committed to servicing clients with residential, commercial and property management services. AARE is an early growth stage company incorporated in the State of Delaware on June 18, 2020, as a for-profit corporation with a fiscal year end of December 31st. On July 31, 2021, we completed a merger transaction with Andrew Arroyo Real Estate, Inc., a California corporation (“AARE-CA”), in a transaction in which we were the surviving entity and we assumed the assets, operations and liabilities of AARE-CA. We have a trademark for, use a d/b/a, and are known as “AARE.” AARE-CA was in business for over 17 years and had grown to become a well-respected real estate agency. As a result of the merger, we now have AARE-CA’s operations. As a result, the current and historical references to our business and operations herein relates to the combined business of AARE-CA and AARE-DE. The primary purpose of the merger was to re-incorporate the company from California to Delaware as part of a plan to prepare for our nationwide expansion, capital fundraising and a public offering. We (AARE-DE) are licensed and registered in 24 states to conduct real estate services. AARE-CA was merged out of existence as a result of the merger. Our principal executive office is located at 12636 High Bluff Drive Suite 400, San Diego, CA 92130; our telephone number is 888-322-4368, our fax number is 858-720-1166 and our website address is www.aare.com.

Since AARE-DE was non-operational prior to closing the merger, except for some set-up expenses, the below disclosure is from AARE-CA’s historical operations since we assumed those operations at the close of the merger transaction.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve as of the date of this filing. Management is actively monitoring the global situation on our financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, we are not able to estimate the effects of the COVID-19 outbreak on our results of operations, financial condition, or liquidity for fiscal year 2021. However, if the pandemic continues, it could have an adverse effect on our results of future operations, financial position, and liquidity in year 2022.

Results of Operations for Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Summary of Results of Operations

	Year Ended December 31,
	2021	2020
Revenue	$9,119,970	$7,354,474

Cost of Sales	7,740,814	6,404,027

Gross Profit	$1,379,155	$950,447

Operating expenses:

General and administrative	1,394,193	904,133
Total operating expenses	1,394,193	975,603

Operating profit (loss)	(15,038)	46,314

Other income (expense)
Total other expense, net	(31,740)	(24,515)

Net profit (loss)	$(48,625)	$20,999

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Gross Profit

Our gross profit increased by $428,708 from $950,447 to $1,379,155, from the year ended December 31, 2020 compared to the year ended December 31, 2021. Our increase in gross profit was largely due to contracting with additional real estate agents and a general increase in the housing market as a result of limited inventory and rising prices. We expect our gross profit will grow in periods when there is property price expansion and decrease in periods of recession.

Operating Profit; Net Profit

Our net profit decreased by $69,624 from $20,999 to ($48,625), from the year ended December 31, 2020 compared to the year ended December 31, 2021. Our operating profit decreased by $61,352 from $46,314 to ($15,038) for the same periods. Although we had an increase in revenue of approximately $1,800,000 in 2021 compared to 2020, such increase was offset by an almost equal increase in our total cost of sales, as well as higher general and administrative expenses. The changes are detailed below.

Revenue

Our revenue increased by $1,765,496 from $7,354,474 to $9,119,970, from the year period ended December 31, 2020 compared to the year ended December 31, 2021. Our increase in revenue was largely due to contracting with additional real estate agents and a general increase in the housing market as a result of limited inventory and rising prices. We expect our revenues will grow in periods when there is property price expansion and decrease in periods of recession.

Cost of Sales

Our cost of sales increased by $1,336,787 from $6,404,027 to $7,740,814, from the year ended December 31, 2020 compared to the year ended December 31, 2021. The increase in cost of sales was largely due to increases in payments to real estate agents, transaction coordinators, referral fees, property management fees paid, and charitable contributions. We expect our cost of sales will grow in periods when there is property price expansion and decrease in periods of recession.

General and Administrative Expenses

General and administrative expenses increased by $490,060, from $904,133 for the year ended December 31, 2020 to $1,394,193for the year ended December 31, 2021, primarily due to costs and fees associated with our nationwide expansion, the one-time costs related to our Regulation A offering of approximately $200,000, and support for the additional real estate agents contracts. We expect to have costs related to expansion and additional real estate agents at times of expansion. We do not expect to have costs related to securities offerings except in periods we conduct an offering of our securities.

Net Other Income (Expense)

We had a net other expense of ($31,740) for the year ended December 31, 2021, and net other expense of ($24,515) for the year ended December 31, 2020. For the period in 2021 our net other expense related to amortization and depreciation of $26,052, interest expense of $4,829, and non-deductible expenses of $859. For the period in 2020 our net other expense related to amortization and depreciation of $3,539, interest expense of $27,670, and non-deductible expenses of $4,112, partially offset by a gain of sale of $806 and non-taxable income of $10,000.

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Liquidity and Capital Resources for Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Introduction

We have limited liquidity. The capital resources required by us to manage our operations nationwide are significant. Therefore, we are offering, through our ongoing Regulation A offering, a limited number of shares of Common Stock to investors in order to raise capital and increase our liquidity and capital resources. We currently have $172,988 in long term debt as outlined in the financial audit section. We have no current commitments for capital expenditures and has no commitments for capital expenditures as of the end of the latest fiscal year and any subsequent interim period. As of the date of this Annual Report on Form 1-K, while we have generated revenues from our business operations, those revenues alone are not sufficient to fund our operations.

We use our capital resources to:

•	Fund operating costs;
•	Fund capital requirements, including capital expenditures;
•	Make debt and interest payments;
•	Invest in new technologies, products, services and ventures; and.
•	Making charitable contributions to support charities worldwide.

We need cash to meet our working capital needs as the business grows, to hire managing brokers, and to fund acquisitions and debt repayment. We intend to use cash flows from operations and existing availability under the current revolving credit facilities to fund anticipated levels of operations for the next twelve months. As our availability under our credit lines is limited, it is important that we manage our working capital. We may need to raise additional capital through debt or equity financings to support our growth strategy, which may include additional acquisitions. There is no assurance that such financing will be available or, if available, on acceptable terms. Our current cash on hand is limited. Our CEO, Andrew Michael Arroyo, is currently paying all costs associated with our ongoing Regulation A offering and shall pay any additional funds that may be required. Accordingly, we anticipate that our current cash on hand is not sufficient to meet the new obligations associated with being a company that is fully reporting with the SEC. However, to the extent that we do not expend the entire cash on hand on our ongoing Regulation A offering, the remaining cash will be allocated to cover these new reporting company obligations. Through 12/31/21, we spent approximately $200,000 on the costs related to our ongoing Regulation A offering, which was loaned to the Company by our CEO, and any additional funds that we are required to spend shall also be paid by our CEO and reimbursed from the proceeds of our ongoing Regulation A offering. To date, we have managed to keep our monthly cash flow requirement low for two reasons: first, our CEO draws a minimal salary at this time and, second, we have been able to keep our operating expenses to a minimum by operating with the minimum services necessary to sustain. We currently has no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital. Our CEO has made no commitments, written or oral, with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If we are unable to raise the funds partially through our ongoing Regulation A offering, we will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that we will be able to keep costs from being more than these estimated amounts or that we will be able to raise such funds. Even if we sell all shares offered through our ongoing Regulation A offering, we expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to seek a buyer for our business or another entity with which we could create a joint venture. If all of these alternatives fail, we could be required to seek protection from creditors under applicable bankruptcy laws.

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Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address Board of Directors’ independence, Audit Committee oversight and the adoption of a code of ethics. Our Board of Directors is comprised of one individual. Our CEO makes decisions on all significant corporate matters such as the approval of terms of the compensation of our CEO and the oversight of the accounting functions.

We have not yet adopted any corporate governance policies and, since our securities are not yet listed on a national securities exchange, we are not required to do so. We have not adopted corporate governance measures such as an Audit Committee or other independent committees outside of our Board of Directors as we presently do not have any independent directors. If we expand our Board membership in future periods to include additional independent Directors, we may seek to establish an Audit Committee and other committees of our Board of Directors. It is possible that if our Board of Directors included independent Directors and if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested Directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent Directors, decisions concerning matters such as compensation packages to our senior officer and recommendations for Director nominees may be made by a majority of Directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

During the year ended December 31, 2021 and 2020, we generated positive cash flows. Our cash on hand as of December 31, 2021 was $3,655 and our monthly cash flow provided by operations is approximately $16,000. As a result, we do not have short term cash needs, but need to raise additional funds to finance our long term business plans. Our cash needs are being satisfied through our operations, but we will need additional money to fund our planned nationwide expansion. Although we are licensed 24 states, almost all of our current operations are in California.

Our cash, current assets, total assets, current liabilities, and total liabilities as of December 31, 2021 and as of December 31, 2020, respectively, are as follows:

	December 31, 2021	December 31, 2020	Change

Cash	$3,655	$38,710	$(35,055)
Total Current Assets	$317,833	$323,852	$(6,019)
Total Assets	$509,801	$393,274	$116,527
Total Current Liabilities	$451,658	$401,164	$50,494
Total Liabilities	$624,646	$645,454	$(20,808)

Our current assets decreased as of December 31, 2021, as compared to December 31, 2020, primarily due to us having slightly less cash and cash equivalents, as well as more other assets, consisting primarily of property management deposits. The increase in our total assets between the two periods is primarily related to us acquiring goodwill and increases in property management deposits,, partially offset by slightly less cash and cash equivalents, as well as slightly less property and equipment, net at December 31, 2021 compared to December 31, 2020.

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Our current liabilities increased as of December 31, 2021, as compared to December 31, 2020. This increase was primarily due to increases in other current liabilities, which was property management deposits, partially offset by us having slightly more credit card debt and slightly more outstanding on our lines of credit.

Sources and Uses of Cash

Operations

We had net cash used in operating activities of $4,446 for the year ended December 31, 2021, as compared to net cash provided by operating activities of ($49,634) for the year ended December 31, 2020. For the period in 2021, the net cash used in operating activities consisted primarily of our net income of ($48,625), adjusted by depreciation and amortization of $26,052, and changes in our assets and liabilities of prepaid expenses and other of ($29,028), other payables of $33,470, and accrued expenses of ($55). For the period in 2020, the net cash used in operating activities consisted primarily of our net income of $20,999, adjusted by depreciation and amortization of $3,539, and changes in our assets and liabilities of prepaid expenses and other of ($175,893), other payables of $98,904, and accrued expenses of $2,817.

Investments

Our cash used for investing activities during the year ended December 31, 2020 was $152,179, compared to $47,014 during the year ended December 31, 2020. For the period in 2021, the cash used for investment activities related to acquisition of goodwill was $127,157 and the cash used for purchases of property and equipment was $25,022. For the period in 2020, the cash used for acquisition of goodwill was $0 and the cash used for purchases of property and equipment was $47,014.

Financing

Our net cash provided by (used in) financing activities for the year ended December 31, 2021 was $112,687, compared to $113,937 for the year ended December 31, 2020. For the year ended December 31, 2021, our net cash provided by financing activities consisted of net proceeds (repayments) on borrowings of ($73,481), partially offset by dividend distribution of $66,220 and changes in line of credit of $208. For the year ended December 31, 2020, our net cash provided by financing activities consisted of net proceeds (repayments) on borrowings of $238,641, partially offset by dividend distribution of ($119,364) and changes in line of credit of ($5,340).

Off Balance Sheet Arrangements

We have no off balance sheet arrangements as of December 31, 2021 and December 31, 2020.

Seasonal Cash Flow

The real estate brokerage business is seasonal. Our property management and membership cash flow stays fixed year-round as long as we maintain our current management contracts. The majority of property sales occur between March and September each year. Cash flow is normally strong during these months and typically offers a surplus. During the season between October and December, sales traditionally slow down but the cash flow is adequate to cover fixed expenses and overhead. The low season is January to February and usually runs a deficit, which requires the use of credit lines or capital reserves to sustain payroll and fixed overhead costs during these months before the spring selling season begins. In 2020, because of the Covid-19 crisis, the cash flow figures were abnormal and we witnessed a late spring that did not start until June and carried well through the end of the year.

Capital Expenditures

We have not made any major capital expenditures in 2021 and do not anticipate any near-term capital expenditures in 2022. In 2017-2019, we purchased more than $1 million (original retail value) of broadcast-quality video/audio communication equipment for an average of 28 cents on the dollar to prepare for our nationwide communications in the digital age.

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Contractual Obligations

We have very few contractual obligations. We have two long-term leases (2 year terms) and one joint venture agreement with Smart Real Estate Tools, LLC that we are a 50% shareholder in. The majority of our vendors, utilities and service providers are on month-to-month agreements; however, there are a few utilities and service providers that are on an annual contract that renews each year.

Debt

We received $121,102 of Payment Protection Plan (PPP) funds during the Covid-19 crisis and $150,000 in the form of an SBA loan. The PPP funds are 100% forgivable if certain conditions are met. The Company applied for forgiveness in 2020-2021. All $121,102 has been forgiven. The SBA loan is a 30-year loan at 3.75% interest. We may elect to pay this loan off in full or retain the loan. We also have fluctuating lines of credit for cash flow purposes with Wells Fargo Bank in the amount of approximately $75,000 and with American Express in the amount of approximately $100,000. Investors should be aware that funds utilized from our current ongoing Regulation A offering for debt retirement will not be available to support our growth.

Inflation

Although inflation has been rising, the effect of inflation on our revenues and operating results has not been significant. If there was a significant rise in inflation, this could affect long term interest rates, which directly affect borrowing costs for mortgages, and in turn may affect property sales and our ability to earn commission. The current interest rate environment is historically low.

Plan of Operations

We anticipate that the funds we intend to raise in our ongoing Regulation A offering will be sufficient to enable us to grow our company nationwide and execute our business plan, including, but not limited to, securing our base of operations and any updates and/or modifications; acquiring equipment and infrastructure; hiring a strong management team and key personnel; and achieving growth by way of licensing and strategic partnerships. It is the opinion of our management that the proceeds from our ongoing Regulation A offering will satisfy our need for liquidity and cash requirements for the foreseeable future and put us in a position to grow our business in accordance with our business plan, outlined below:

1.	Milestone 1: Hiring Management and Key Personnel Nationwide

Our plan of operation in this stage is to hire managing brokers nationwide to supervise and oversee the real estate agents we recruit, as required by law.

2.	Milestone 2: Growth of Acquisitions & Training Agents

Implement our “7 Steps to Powerful Paychecks” training nationwide in all markets, which led to our success in California, and acquire smaller brokerages and/or large teams to join our Company.

3.	Milestone 3: Ongoing Growth through Recruit, Retain, Nurture, Production of Content

Continue to grow our agency and utilize our Membership platform technology to recruit, retain, supervise and nurture the relationships with our agents and staff while producing quality content to keep them engaged, trained, inspired and focused on top performance.

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ITEM 3. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table lists the current Directors, Officers and significant employees of the Company. Our plan is to add a Full time Chief Financial Officer and other top-level positions that will help the company grow.

Directors, Executive Officers and Significant Employees

Name[1]	Position	Age	Term of Office[2]	Approximate Hours Per Week
Andrew Arroyo	Chairman of the Board, CEO, Director	44	1/1/2004	40
Tiffany Mohler	Treasurer, V.P. Administration	39	6/1/2017	30
John Windscheffel	Secretary, V.P. Communications	53	8/1/2017	40
David Malme	V.P. Humanitarian	72	1/1/2017	40

__________

1 All addresses shall be considered 12636 High Bluff Dr. Suite 400, San Diego, CA 92130.

2 Includes time worked with AARE-CA.

Directors

Our Board of Directors is currently composed of one director, Andrew Michael Arroyo. Upon completion of our ongoing Regulation A offering, our plan is that we will expand our Board of Directors to three to seven members.

Executive Officers

Chairman of the Board, Director and Chief Executive Officer

Andrew Michael Arroyo is our Chairman of the Board of Directors and Chief Executive Officer. He is personally licensed as a managing broker in 24 states and has been a part of more than a billion dollars in real estate transactions in his 22-year career in the real estate industry. As CEO, Mr. Arroyo is responsible for representing the best interests of the Company and its shareholders. He is responsible for creating and implementing strategies to grow the business and brand by developing business relationships and alliances, pursuing corporate opportunities, as well as assisting with oversight and management of the day-to-day operations.

Treasurer, V.P. of Administration

Tiffany Mohler holds a degree in Business Administration from San Diego State, and her education has served her well. As V.P. of Administration, Mrs. Mohler is in charge of compliance and risk management and handles setup and training for all managing brokers and agents nationwide. Her leadership qualities and “peacemaking” nature make her a natural for dealing with diverse personalities and situations. Mrs. Mohler has been involved in real estate since 2002, when she was hired as a temp in a Re/Max office. That temporary job led to an office administration position, which led to a position as transaction coordinator for a top producing real estate group. In 2008, she became a licensed assistant and stayed with that team until 2013, when she joined AARE as a transaction coordinator. She grew within the organization to become a leader and ultimately to become a full-time employee in 2017 by accepting the role of designated broker in California.

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Secretary, V.P. of Communications

John Windscheffel brings a wealth of experience and expertise to this position, having been the top salesperson at three different corporations since beginning his sales career in 1992. Over this time, he has created award-winning sales teams, done corporate sales training and recruiting, and been charged with overseeing multiple sales offices. He and two brothers-in-law founded Real Estate Village in late 1997. Theirs was one of the first online companies to develop websites for real estate professionals. Because of their success, Homes.com purchased the company in the spring of 2000. He stayed with Homes.com until 2003, when he moved on to another corporation. There he become an International Corporate Sales trainer and built the largest sales team in the company’s history. When AARE agents want guidance from an experienced trainer and communicator, they turn to John. John’s relationship with AARE founder Andrew Arroyo dates back to 1999 when Andrew sold him and his wife, Nancy, their first home in San Diego.

V.P. of Recruiting

David Malme is our Humanitarian Vice President overseeing our nationwide expansion. He was the CEO and owner of a publishing and distribution company for 18 years. His prior experience includes book publishing, direct mail marketing consulting, field and telephone sales management, sales and marketing management, purchasing/inventory management, distribution, and retail store management. He is an accomplished leader committed to teaching, mentoring and building highly effective teams and business relationships that deliver profitable growth. He has a proven track record of developing and growing brands through innovative product marketing and creative selling strategies that capture market share, acquire and grow customer relationships, and drive profits.

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such. There are no family relationships between our executive officers.

ITEM 3A. COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following is a discussion and analysis of compensation arrangements of our named Directors and Executive Officers. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Our Compensation Committee, who will be appointed by our Board, will be responsible for establishing, implementing and monitoring our compensation philosophy and objectives. We seek to ensure that the total compensation paid to our Executive Officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

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The following tables set forth certain information about compensation paid, earned or accrued for services by (i) the Company’s Chief Executive Officer and (ii) all other executive officers who earned in excess of $100,000 in the years ended December 31, 2021 and 2020 (“Named Executive Officers”):

SUMMARY COMPENSATION TABLE(1)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa -tion ($)	Total ($)
Andrew Michael Arroyo, CEO	2021 2020	123,481 25,769	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	5,606 58,576	129,087 84,345
Tiffany Mohler, Treasurer, VP Administration	2021 2020	48,303 51,987	-0- 1,000	-0- -0-	-0- -0-	-0- -0-	-0- -0-	15,350 1,607	63,653 54,594
John Windscheffel, Secretary, VP Communications	2021 2020	71,500 70,631	-0- 1,000	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- 3,483	71,500 75,114
David Malme, VP Humanitarian	2021 2020	53,205 44,110	-0- 1,000	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- 1,260	53,205 46,370

____________

(1)	Includes amounts paid by AARE-CA.

The following table sets forth director compensation for 2021(1):

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Andrew Michael Arroyo	-0-	-0-	-0-	-0-	-0-	-0-	-0-

____________

(1)	Includes amounts paid by AARE-CA.

Anticipated Executive Compensation Following the Completion of our Ongoing Regulation A Offering

Following the completion of our ongoing Regulation A offering, the Board of Directors will determine the appropriate compensation plans and programs for our executives. Our Board of Directors will review and evaluate our executive compensation plans and programs to ensure they are aligned with our compensation philosophy. In addition, our Board of Directors may retain its own compensation consultant to advise it in its compensation planning decisions.

We expect revised compensation plans and arrangements for our named Executive Officers that will generally become effective upon completion of our ongoing Regulation A offering to consist generally of an annual base salary, a short-term annual incentive component, a long-term incentive (equity awards) component, and health and retirement benefits component.

We plan to establish an equity compensation plan for its management, real estate agents and other employees in the future.

Agreements with our Named Executive Officers

Our current employment agreements provide for an annual salary, potential bonus based on performance, participation in a 401(k) plan through Safe Harbor, and 10 days (or two weeks) paid vacation time after the vesting period is complete.

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After the consummation of our ongoing Regulation A offering, we will revise our employment agreements to provide for an annual salary, potential bonus based on performance, equity grant (based on grant date fair market value) in stock options, restricted stock or other form of equity award as determined by the Board of Directors. We expect these awards will be granted under the 2022 Plan. Each executive will also receive employee benefits made available to our other employees, including, without limitation, participation in any 401(k) plan, 10 days (or two weeks) paid vacation time, prorated based on actual hours worked, and a monthly contribution towards a health plan.

All related party transactions described in this section occurred prior to adoption of this policy and, as such, these transactions were not subject to the approval and review procedures set forth in the policy.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth, as of April 15, 2022, certain information with respect to our equity securities owned of record or beneficially by (i) each of our Officers and Directors; (ii) each person who owns beneficially more than 5% of each class of our outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Common Stock(1)

Name and Address of Beneficial Owner(2)	Nature of Beneficial Ownership	No. of Shares		Percent of Class	Percent of Total Voting Rights(5)

Andrew Michael Arroyo (2)(3)	CEO, Chairman and a Director	2,828,090	(4)	89.28%	30.85%

Tiffany Mohler (2)(3)	Treasurer and VP Administration	2,000		<1%	<1%

John Windscheffel (2)(3)	Secretary and VP Communication	-0-		0%	0%

David Malme (2)(3)	VP Humanitarian	1,000		<1%	<1%

All Officers and Directors as a Group (4 persons)		2,831,090	(4)	89.37%	30.88%

___________

(1)

As of April 15, 2022, there were 3,167,790 shares of common stock outstanding (post 3,000-for-1 forward stock split effective July 29, 2021). Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for the purposes of computing the percentage of any other person.

(2)	Indicates an officer and/or director of the Company.

(3)	Unless indicated otherwise, the address of the shareholder is Andrew Arroyo Real Estate Inc., 12636 High Bluff Drive, Suite 400, San Diego, CA 92130.

(4)	After giving effect to 3,000-for-1 forward stock split effective July 29, 2021.

(5)

Calculated based on the total votes currently outstanding (does not include votes from shares underlying promissory notes, options or warrants). As of April 15, 2022, there was a total of 9,167,790 votes outstanding, consisting of 3,167,790 votes from common stockholders and 6,000,000 votes from Series A Preferred Stock holders.

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Series A Preferred Stock(1)

Name and Address of Beneficial Owner(2)	Nature of Beneficial Ownership	No. of Shares	Percent of Class	Percent of Total Voting Rights(4)

Andrew Michael Arroyo (2)(3)	CEO, Chairman and a Director	2,000,000	100.0%	65.45%

Tiffany Mohler (2)(3)	Treasurer and VP Administration	-0-	0%	0%

John Windscheffel (2)(3)	Secretary and VP Communication	-0-	0%	0%

David Malme (2)(3)	VP Humanitarian	-0-	0%	0%

All Officers and Directors as a Group (4 persons)		2,000,000	100.0%	65.45%

________________

(1)

As of April 15, 2022, there were 2,000,000 shares of Series A Preferred Stock outstanding (each share has three (3) votes on all matters presented to the common stockholders for a vote, and converts into one (1) share of common stock). Shares of preferred stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for the purposes of computing the percentage of any other person.

(2)	Indicates an officer and/or director of the Company.

(3)	Unless indicated otherwise, the address of the shareholder is Andrew Arroyo Real Estate Inc., 12636 High Bluff Drive, Suite 400, San Diego, CA 92130.

(4)

Calculated based on the total votes currently outstanding (does not include votes from shares underlying promissory notes, options or warrants). As of April 15, 2022, there was a total of 9,167,790 votes outstanding, consisting of 3,167,790 votes from common stockholders and 6,000,000 votes from Series A Preferred Stock holders.

Transactions with Related Persons, Promoters and Certain Control Persons; Corporate Governance

Our Board will adopt a written related person transaction policy, to be effective upon the closing of our ongoing Regulation A offering setting forth the policies and procedures for the review and approval or ratification of related person transactions, which will generally include transactions involving the Company and our Directors, Executive Officers, nominees for director, beneficial owners of more than five percent of our Common Stock and members of the immediate families of the foregoing. This policy will provide that transactions involving related persons are approved, or ratified if pre-approval is not feasible, by our Audit Committee, which approves or ratifies the transaction only if our Audit Committee determines that it is in the best interests of our stockholders. In considering the transaction, our Audit Committee considers all relevant factors, including, as applicable (i) the business rationale for entering into the transaction; (ii) available alternatives to the transaction; (iii) whether the transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar circumstances; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction. Our Audit Committee will also periodically monitor ongoing transactions involving related persons to ensure that there are no changed circumstances that would render it advisable to amend or terminate the transaction.

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All related party transactions described in this section occurred prior to adoption of this policy and, as such, these transactions were not subject to the approval and review procedures set forth in the policy.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Our Board will adopt a written related person transaction policy, to be effective upon the closing of our ongoing Regulation A offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions, which will generally include transactions involving the Company and our Directors, Executive Officers, nominees for director, beneficial owners of more than five percent of our Common Stock and members of the immediate families of the foregoing. This policy will provide that transactions involving related persons are approved, or ratified if pre-approval is not feasible, by our Audit Committee, which approves or ratifies the transaction only if our Audit Committee determines that it is in the best interests of our stockholders. In considering the transaction, our Audit Committee considers all relevant factors, including, as applicable (i) the business rationale for entering into the transaction; (ii) available alternatives to the transaction; (iii) whether the transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar circumstances; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction. Our Audit Committee will also periodically monitor ongoing transactions involving related persons to ensure that there are no changed circumstances that would render it advisable to amend or terminate the transaction.

Relaxed Ongoing Reporting Requirements

Now that the Company’s Form 1-A has been qualified by the SEC we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A issuers. The ongoing reporting requirements under Regulation A are more relaxed than for emerging growth companies under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our stockholders could receive less information than they might expect to receive from more mature public companies.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section A of Article VI of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders.

Section B of Article VI of our Articles of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware we will indemnify our officers and directors from and against any and all expenses, liabilities, or other matters.

Article IX of our Amended and Restated Bylaws further addresses indemnification of our directors and officers and allows us to indemnify our directors and officers in the event they meet certain criteria in terms of acting in good faith and in an official capacity within the scope of their duties, when such conduct leads them to be involved in a legal action.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 6. OTHER

During the fourth quarter of 2021, we ceased our staging and moving operations. After careful consideration, we believe our time and resources can be better spent growing other divisions of the Company and developing other income streams with less liability and overhead costs. The demand for physical home staging services has slowed due to virtual staging services and the costs of operating the moving division outweighed the income and potential liability. As a result, we sold our moving truck for $54,000, which is approximately 50% more than our purchase price (approximately $37,000) from 2017 due to the high demand for commercial box trucks and the shortage in inventory.

During the first quarter of 2022, we dissolved our joint venture partnership with Smart Real Estate Tools, LLC. This mutual decision of the partners was based on our agent’s feedback, limited utilization, limited adoption and the rising ongoing costs without growing profits. After careful consideration, we believe our time and resources towards supporting our agents can be achieved by traditional methods of agent support rather than an emphasis on software tools. Andy Parker, the original developer of Smart Real Estate Tools, LLC, was offered a full-time employee position with us to oversee our Business Support department. Mr. Parker accepted the employment contract and is now directing our staff in that department.

As of March 17, 2022, we surpassed the initial minimum raise of our Regulation A offering of $1,000,000. As a result, we accepted subscriptions from 94 investors who became new shareholders as of March 17, 2022. As of April 20, 2022, we have raised a total of $1,088,500 in our Regulation A offering from 94 investors.

On April 11, 2022, we appointed AST (American Stock Transfer) as our transfer agent to administrate our common stock. Simultaneously, we filed an application with OTC Markets to quote on the OTCQB. We are currently awaiting approval and a date for the quotation of our common stock to begin.

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ITEM 7. FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

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Financial Statements

ANDREW ARROYO REAL ESTATE, INC.

DECEMBER 31, 2021 AND 2020

ANDREW ARROYO REAL ESTATE, INC.

DECEMBER 31, 2021 AND 2020

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INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

ANDREW ARROYO REAL ESTATE, INC.

San Diego, CA 92130

We have audited the accompanying financial statements of ANDREW ARROYO REAL ESTATE, INC. a Delaware corporation which comprise the balance sheets as of December 31, 2020 and 2021 respectively and the related statements of income, retained earnings, and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ANDREW ARROYO REAL ESTATE, INC. as of December 31, 2020 and 2021 respectively, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Scott W. Smith, CPA’s, Inc.

Murrieta, CA 92563

April 20, 2022

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  ANDREW ARROYO REAL ESTATE, INC.

BALANCE SHEETS

December 31, 2021 and 2020

	2021	2020
ASSETS
Current Assets
Cash and Cash Equivalents (Note 1)	$3,655	$38,701
Other Current Assets
Other Current Assets	$314,179	$285,151
Total Current Assets	$317,833	$323,852
Property and equipment, net (Note 1)	$68,342	$69,422
Other Assets
Total Other Assets	$123,625	$-
TOTAL ASSETS	$509,801	$393,274
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$19,050	-
Credit Cards	$84,793	$83,415
Line of Credit (Note 6)	$55,408	$55,200
Current Portion of Long Term Debt	$11,737	$10,007
Other Current Liabilities	$280,670	$252,542
Total Current Liabilities	$451,658	$401,164
Long Term Liabilities
Notes Payable (Note 6)	$172,988	$244,290
Total Liabilities	$624,646	$645,454
Equity

Common Stock, $.001 par value 25,000,000 shares authorized, 3,000,000 issued and outstanding;	$1,000	$1,000
Preferred Stock, ($.001 par value; 3,000,000 shares authorized, no shares issued and outstanding as of December 31, 2021 and December 31, 2020).
Series A Convertible Preferred Stock, ($.001 par value; 2,000,000 shares authorized, and outstanding as of December 31, 2021 and December 31, 2020) (Note 9)
Additional paid-In capital	$583,514	$482,590
Shareholder Contribution/(Distribution)	$(66,220)	$(119,364)
Retained Earnings/(Deficit)	$(633,139)	$(616,406)
Total stockholders’ equity	$(114,845)	$(252,180)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$509,801	$393,274

See accompanying notes to the financial statements.

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  ANDREW ARROYO REAL ESTATE, INC.

STATEMENT OF OPERATIONS

Years Ended December 31, 2021 and 2020

	2021	2020

Income from Operations	$9,119,970	$7,354,474

Cost of Sales:
Charitable Contributions	$60,847	$218,193
Coaching Fees	$8,569	$11,238
Salaries & Wages	$60,983	$43,800
Cost of Sales - Agents	$6,896,003	$5,448,399
Cost of Sales - TC	$208,175	$201,369
Cost of Sales- Material/Supply	$54,306	$74,310
Property Management Fees Paid	$144,142	$100,412
Recruiting Bonuses	$-	$1,500
Referral Fees	$281,767	$238,425
Staging & Moving Operations	$26,023	$66,381

Total Cost of Sales	$7,740,814	$6,404,027

Gross Profit	$1,379,155	$950,447

General and administrative expenses (Schedule 1)	$1,394,193	$904,133

Profit from Operations	$(15,038)	$46,314

Other Income/(Expense) -(Schedule 2)	$(31,740)	$(24,515)

Profit /(Loss) before income tax benefit	$(46,778)	$21,799

Income Tax Provision (Note 7)	$1,847	$800

Net Profit	$(48,625)	$20,999

See accompanying notes to the financial statements.

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ANDREW ARROYO REAL ESTATE, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2021 and 2020

	COMMON STOCK	PAID IN CAPITAL	RETAINED EARNINGS	TOTAL

Balance - December 31, 2019	$1,000	$482,590	$(637,405)	$(153,815)

Net Income / (Loss)	$-	$-	$20,999	$20,999

Stockholder Contributions / (Distributions)	$-	$-	$(119,364)	$(119,364

Balance - December 31, 2020	$1,000	$482,590	$(735,770)	$(252,180)

Net Income / (Loss)	$-	$100,924	$(114,845)	$(13921)

Stockholder Contributions / (Distributions)	$-	$(583,514)	$735.770	$151,256

Balance - December 31, 2021	$0	$0	$(114,845)	$(114.845)

See accompanying notes to the financial statements.

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ANDREW ARROYO REAL ESTATE, INC.

 STATEMENT OF CASH FLOWS

Years Ended December 31, 2021 and 2020

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	(48,625)	20,999
Adjustments to reconcile net Income to net cash flows
provided by operating activities:
Deferred Income Taxes	3,582
Depreciation & Amortization	26,052	3,539
Changes in assets and liabilities
Changes in Other Receivables	-	-
Changes in prepaid expenses & other	(29,028)	(175,893)
Changes in accounts payable	19,050	-
Changes in Other Payables	33,470	98,904
Income Taxes Payable	-	-
Changes in accrued expenses	(55)	2,817

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	4,446	(49,634)

CASH FLOWS PROVIDED BY (USED FOR) INVESTING ACTIVITIES:
Net Purchases of property and equipment	(25,022)	(47,014)
Net Purchases of goodwill	(127,157)	-

Net cash flows provided by (used in) Investing activities:	(152,179)	(47,014)

CASH FLOWS PROVIDED BY (USED FOR) FINANCING ACTIVITIES:
Net proceeds (repayments) on borrowings	(73,481)	238,641
Changes in Line of Credit	208	(5,340)
Dividend Distribution	66,220	(119,364)
Loan from Shareholder	-	-
Proceeds (re-purchase) for Equity Investment	119,740	-

NET CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:	112,637	113,937

Net Increase (Decrease) in cash and cash equivalents	(35,046)	17,289

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	38,701	21,412
CASH AND CASH EQUIVALENTS END OF YEAR	$3,655	$38,701

See accompanying notes to the financial statements.

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ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

(See Independent Auditor’s Report)

NOTE 1 – THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Andrew Arroyo Real Estate Inc. (the “Company”) was incorporated on June 18, 2020, under the laws of the State of Delaware. A predecessor company that was merged with and into the Company effective July 31, 2021 was originally incorporated under the laws of the State of California on January 20, 2004, as Andrew Michael Arroyo Inc. and updated its name to Andrew Arroyo Real Estate Inc. on April 30, 2007. The trademark and d/b/a that is known in the marketplace is “AARE”. The Company was formed to conduct real estate brokerage services. These services include assisting clients buy, sell, manage, and invest in residential and commercial properties as well as business opportunities. The Company’s year-end is December 31. As a result of the above-referenced merger, all operations of the California corporation were assumed into the Company. As a result, the historical financial statements of the California corporation are the ones presented herein.

On July 29, 2021, the Company filed an amended and restated Certificate of Incorporation with the State of Delaware, which (i) increased the Company’s authorized common stock from 1,000 shares of common stock to 25,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001; and (ii) effected a 1-for-3,000 forward stock split of the Company’s issued and outstanding common stock. The authorized preferred stock created, provides that the Board of Directors of the Company may fix the terms of any series of preferred stock created, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any.

On July 29, 2021, after filing the amended and restated Certificate of Incorporation, the Company filed a Certificate of Designation with the State of Delaware to create a series of preferred stock entitled “Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock (i) has dividend rights on an equal basis with the Company’s common stock, (ii) has preference in the event of a liquidation event, (iii) is convertible after 12 months into shares of the Company’s common on a 1-for-1 basis, (iv) has three votes per share for any matter properly brought before the Company’s shareholders for a vote, and (v) contains certain protective provisions.

On July 31, 2021, the Company “Andrew Arroyo Real Estate, Inc.” a Delaware “C” Corporation merged with “Andrew Arroyo Real Estate, Inc.” a California “S” Corporation. After the merger the California “S” Corporation was merged with and into the Company, which effectively ceased all operations of the California corporation and those operations were assumed by the Company (the surviving Delaware “C” Corporation). Effective with the merger, the Certificate of Incorporation of the Company stayed as the Company’s Certificate of Incorporation, and the 1,000 shares owed by the sole shareholder of the California corporation, Mr. Andrew Arroyo, the Company’s sole director and one of its executive officers, were exchanged for 2,000,000 shares of the Company’s Series A Convertible Preferred Stock.

Basis of Presentation

The audited financial statements include the accounts of the Company under the accrual basis of accounting. The financial statements, included herein, have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission. Pursuant to these rules and regulations, the financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been consistently applied.

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ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

(See Independent Auditor’s Report)

NOTE 1 – THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management’s Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes,” which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

The Company has adopted the provisions of FASB ASC 740-10-05 Accounting for Uncertainty in Income Taxes. The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The company prior to merging operated as an S-Corporation which is a “Pass-through” entity for taxation purposes. In lieu of Federal company income taxes, the shareholders, are taxed on their proportionate share of the Company’s taxable income.

The Shareholders were liable for their pro-rata share of the net income for payment of the tax liability incurred as a result of the pass-through income through the merger date of 7/30/2021. Therefore, no provision or liability for Federal income taxes has been included in the financial statements. For California Franchise tax a purpose, a flat tax of $800 or 1.5% is incurred for the benefit of operating a California based S-Corporation. Upon the merger the company was reorganized as a “C” Corp.  As a C Corp. under current tax law the company is responsible for Federal Taxes equal to 21% of the Net Income of the company as well as various tax rates for the states they have operations in. For the year Ending 12/31/21 the company had a Net Operating Loss (NOL) of $101,078 as well as a Charitable Contribution Carryover the combination of which created a Deferred tax asset of as listed below.

The Company operates in 24 states throughout the U.S. Each State has an income tax and/or a franchise/commerce tax on the gross receipts of businesses based on total revenues in each state. The provision for income taxes includes state income taxes currently payable and deferred income taxes. Deferred income taxes represent the effects of items reported for tax purposes in periods different from those used for financial statement purposes. For the year’s ended 12/31/21 and 12/31/20 there was a deferred tax asset of $27,238 and no provision for Deferred income taxes respectively.

Charitable giving policy is unique.

Giving and sharing are more than buzzwords at AARE. Up to twenty percent of the company’s gross profit on every transaction goes to charity (after sales agent’s commissions are paid). The Company believes that with success comes the responsibility to do what they can for those less fortunate. Toward that end, the Company funds non-profit organizations dedicated to helping those in need. They support numerous religious and secular charities worldwide. The Company has no intention of deviating from this policy or reducing the amount it gives to charity. The charitable giving policy has been written into the bylaws and certificate of incorporation. For the year’s ending December 31, 2021 and 2020 the company donated $60,847 and $218,193 respectively. See the additional “Statement of Generous Capitalism” at the end of these notes to the financial statements. In addition, for the year ending 12/31/2021 Andrew Arroyo personally donated an additional $57,315 personally from his (at the time) S-Corporation pass through income.

28

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

(See Independent Auditor’s Report)

NOTE 1 – THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

The Company considers all short-term securities purchased with maturity dates of three months or less to be cash. The Company from time to time during the years covered by these financial statements may have bank balances in excess of its insured limits. Management has deemed this as a normal business risk. Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. During the years ended 12/31/21 and 12/31/20, the Company had approximately $3,655 and $38,700 respectively deposited in two financial institutions. Of this amount, $3,655 and $38,700 respectively was insured by the Federal Deposit Insurance Corporation.

Concentration and Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Restricted Cash

Certain of the Company’s cash positions are property management trust funds, which include security deposits and rents that belong to property owners. These cash amounts are reported as current assets on the balance sheets and liabilities based on when the cash will be contractually released to the owners or tenants of the properties. Total restricted cash was approximately $270,019 on 12/31/21 and $256,000 on 12/31/20, respectively.

Inventory

The Company does not currently carry any inventory. In the event in the future, the Company carries inventory, it will be conducted under the following method. Inventory will be stated at the lower of cost or market (“LCM”) value. Cost is determined principally by the first-in, first-out (“FIFO”) method. In valuing inventory, management is required to make assumptions regarding the level of reserves required to value potentially obsolete or over-valued

Items at the lower of cost or market. These assumptions require the Company to analyze the aging of and forecasted demand for its inventory, forecast future products sales prices, pricing trends and margins, and to make judgments and estimates regarding obsolete or excess inventory. Future product sales prices, pricing trends and margins are based on the best available information at that time including actual orders received; negotiations with the Company’s customers for future orders, including their plans for expenditures; and market trends for similar products. The valuation of inventory taken in trade from customers requires the Company to use the best information available to determine the value of the inventory to potential customers. This value is subject to change based on numerous conditions. Inventory reserves are established taking into account age, frequency of use, or sale, and, in the case of repair parts, the installed base. While calculations are made involving these factors, significant management judgment regarding expectations of future events is involved. Future events that could significantly influence the Company’s judgment and related estimates include general economic conditions in markets where the Company’s products are sold; new price fluctuations; actions of the Company’s competitors, including the introduction of new products and technological advances; as well as new products and design changes the Company introduces. The Company makes adjustments to its inventory reserve based on the identification of specific situations and increases its inventory reserves accordingly. As further changes in future economic or industry conditions occur, the Company will revise the estimates that were used to calculate its inventory reserves.

29

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

(See Independent Auditor’s Report)

NOTE 1 – THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets

Intangible assets include patented and unpatented technology, trade names, customer relationships and other specifically identifiable assets and are amortized on a straight-line basis over their respective estimated useful lives, which range from ten to twenty-five years. Intangible assets are reviewed for impairment when facts and circumstances indicate a potential impairment has occurred. As of December 31, 2021 the company merged with the predecessor S-Corporation which created the intangible asset of Goodwill in the amount of $127,157. For the year ending 2020 the company did not have any intangible assets.

Property, Plant and Equipment

Property and equipment are carried at cost. Expenditures for property and equipment are capitalized and depreciated over five to 31.5 years using the declining balance method. When assets are retired or sold, the related cost and accumulated depreciation are removed from the account and any gain or loss arising from such disposition is included as income or expense. Expenditures for repairs and maintenance are charged to expense as incurred. For the year ending 12/31/21 and 12/31/20 depreciation expense was $26,052 and $3,539 respectfully. Fixed assets consisted of:

	2021	2020
Fixed Assets:
Auto & Transportation	$146,435	$94,697
Leasehold Improvements	$25,035	$25,035
Machinery & Equipment	$-0-	$99,363
Advertising Equipment	$226,195	$172,448
Furniture & Fixtures	$41,841	$22,941

	$439,506	$414,484

Accumulated Depreciation	$(371,164)	$(345,062)
Net Fixed Assets	$68,342	$69,422

30

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

(See Independent Auditor’s Report)

NOTE 1 – THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets

Intangible assets consist of Goodwill created upon the merger of the S-Corp into the C-Corp as follows:

	2021	2020
Intangible Assets:
Goodwill	$127,157	$0

Accumulated Amortization	$(3,532)	$0
Net Fixed Assets	$123,625	$0

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company determines the allowance based on individual customer review and current economic conditions. The Company reviews its allowance for doubtful accounts at least quarterly. Individual balances exceeding a threshold amount that are more than 90 days past due are reviewed individually for collectability. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when the Company determines it is probable the receivable will not be recovered. The balance of the allowance for doubtful accounts was $0 and $0 at December 31, 2021, and December 31, 2020, respectively.

Revenue Recognition

The Company has generated significant revenues in California. The Company has not, to date, generated significant revenues outside California. The Company recognizes revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

ASC 605-10 incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arraignments (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing 605-25 on the Company’s financial position and results of operations was not significant.

31

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

(See Independent Auditor’s Report)

NOTE 1 – THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impact of New Accounting Standards

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”). ASU 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under GAAP. In March 2016, the FASB issued Accounting Standards Update No. 2016-08, “Revenue from Contracts with Customers (Topic 606), Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (“ASU 2016-08”), which clarifies how an entity should identify the unit of accounting for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. In April 2016, the FASB issued Accounting Standards Update No. 2016-10, “Revenue from Contracts with Customers (Topic 606), Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which clarifies guidance related to identifying the performance obligations and licensing implementation guidance contained in the new revenue recognition standard. In May 2016, the FASB issued Accounting Standards Update No. 2016-12, “Revenue from Contracts with Customers (Topic 606), Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which addresses narrow-scope improvements to the guidance on collectability, noncash consideration and completed contracts at transition as well as providing a practical expedient for contract modifications at transition and an accounting policy election related to the presentation of sales taxes and other similar taxes collected from customers. In December 2016, the FASB issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers.” ASU 2016-20 is intended to clarify and suggest improvements to the application of current standards under Topic 606 and other Topics amended by ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 016-20 are effective for reporting periods beginning after December 15, 2017, with early adoption permitted for reporting periods beginning after December 15, 2016. The Company is currently evaluating the impact of the provisions of this standard on the Company’s financial statements.

In April 2015, the FASB issued ASU 2015-03, “Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs,” (“ASU 2015-03”). ASU 2015-03 requires debt issuance costs related to borrowings be presented in the balance sheet as a direct deduction from the carrying amount of the borrowing, consistent with debt discounts. The ASU does not affect the amount or timing of expenses for debt issuance costs. In August 2015, the FASB issued ASU 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements,” which amends, ASC 835-30, “Interest – Imputation of Interest.” The ASU clarifies the presentation and subsequent measurement of debt issuance costs associated with lines of credit. These costs may be presented as an asset and amortized ratably over the term of the line of credit arrangement, regardless of whether there are outstanding borrowings on the arrangement. The Company adopted ASU 2015-03 and ASU 2015-15 as of January 1, 2016, on a retrospective basis, by recasting all prior periods shown to reflect the effect of adoption.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory,” (“ASU 2015-11”). ASU 2015-11 simplifies the subsequent measurement of inventory by using only the lower of cost or net realizable value.

The ASU defines net realizable value as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The effective date will be the first quarter of fiscal year 2017 with early adoption permitted and is not expected to have a material impact on the Company’s financial statements. ASU 2015-11 should be applied prospectively.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” (“ASU 2016-01”). The amendments in ASU 2016-01, among other things, require equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; require public business entities to use the exit price notion when measuring fair value of financial instruments for disclosure purposes; require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables); and eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate fair value that is required to be disclosed for financial instruments measured at amortized cost. The effective date will be the first quarter of fiscal year 2018.

32

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

(See Independent Auditor’s Report)

NOTE 1 – THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” (“ASU 2016-02”). ASU 2016-02 requires lessees to recognize on the balance sheet the assets and liabilities associated with the rights and obligations created by those leases. The guidance for lessors is largely unchanged from current U.S. GAAP. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current U.S. GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. The effective date will be the first quarter of fiscal year 2019, with early adoption permitted. The Company is evaluating the impact that adoption of this new standard will have on its financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which includes multiple amendments intended to simplify aspects of share-based payment accounting. Amendments to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, and forfeitures will be applied using a modified retrospective transition method through a cumulative-effect adjustment to equity as of the beginning of the period of adoption. Amendments to the presentation of employee taxes paid on the statement of cash flows when an employer withholds shares to meet the minimum statutory withholding requirement will be applied retrospectively, and amendments requiring the recognition of excess tax benefits and tax deficiencies in the income statement are to be applied prospectively. ASU 2016-09 will be effective for annual reporting periods beginning after December 15, 2016, with early adoption permitted and is not expected to have a material impact on the Company’s financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments (Topic 230): Statement of Cash Flows” (“ASU 2016-15”), which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. ASU 2016-15 also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. ASU 2016-15 is effective for fiscal years and interim periods beginning after December 15, 2017. The Company is currently evaluating the impact that this standard will have on its financial statements.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), which modifies the measurement of credit losses on financial instruments. This standard requires the use of an expected loss impairment model for instruments measured at amortized cost based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. This guidance is effective for public companies with fiscal years beginning after December 15, 2019, including interim periods within those fiscal years.

The Company adopted this standard as of January 1, 2021 on a modified retrospective basis Which resulted in a $0 in the Company’s overall allowance for credit losses related to the Company’s receivables, with a corresponding no impact to the Company’s accumulated deficit.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. The guidance eliminates, amends and adds certain disclosure requirements for fair value measurements. The new standard is effective for all public entities for fiscal years and interim periods within those fiscal years, beginning after December 15, 2019.

33

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

(See Independent Auditor’s Report)

NOTE 1 – THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company adopted this standard as of January 1, 2021, and the adoption did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force). The guidance on the accounting for implementation, setup and other upfront costs (collectively referred to as implementation costs) applies to entities that are a customer in a hosting arrangement that is a service contract. The amendments align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The new standard is effective for public companies with fiscal years beginning after December 15, 2019, including interim periods within that fiscal year and should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption and early adoption is permitted.

The Company adopted this standard prospectively as of January 1, 2021, and the adoption did not have a material impact on the Company’s consolidated financial statements.

In November 2019, the FASB issued ASU No. 2019-08, Compensation — Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements — Share-Based Consideration Payable to a Customer. The ASU simplifies and increases comparability of accounting for nonemployee stock-based payments, specifically those made to customers. Under the new guidance, such awards will be accounted for as a reduction of the transaction price in revenue, but should be measured and classified following the stock compensation guidance in ASC 718, Compensation — Stock Compensation. The new standard is effective for public companies with fiscal years beginning after December 15, 2019, including interim periods within those fiscal years and can be applied retrospectively or on a modified retrospective basis through a cumulative-effect adjustment to retained earnings upon adoption.

The Company adopted this standard on a modified retrospective basis as of January 1, 2021, and the adoption did not have an impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The ASU is part of the FASB’s simplification initiative; and it is expected to reduce cost and complexity related to accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740, Income Taxes related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The new standard will become effective for public companies with fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted.

The Company adopted this guidance on January 1, 2021 and the adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

New Accounting Pronouncements

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. An update was also issued expanding the scope of this guidance. The guidance provides optional expedients and exceptions for applying GAAP to contracts or other transactions affected by reference rate reform if certain criteria are met. The guidance was issued on March 12, 2020 and may be applied prospectively through December 31, 2022. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

34

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

(See Independent Auditor’s Report)

NOTE 1 – THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The guidance amends ASC 805 to require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendment is effective for public companies with fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The amendment should be applied prospectively to business combinations occurring on or after the effective date. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force),” which requires that amounts described as restricted cash or cash equivalents must be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 will be effective in fiscal year 2019 and must be applied retrospectively to all periods presented. The Company is evaluating the impact that adoption of this new standard will have on its financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which simplifies the measurement of goodwill impairment by eliminating the requirement of performing a hypothetical purchase price allocation. Instead, impairment will be measured using the difference between the carrying amount and fair value of the reporting unit. The amended guidance also eliminates the requirement for any reporting unit with a zero or a negative carrying amount to perform a qualitative assessment and will require disclosure of the amount of goodwill allocated to each reporting unit with a zero or a negative carrying amount of net assets. This standard will be effective beginning in the first quarter of fiscal year 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The standard is to be applied prospectively. The Company is evaluating the impact that adoption of this new standard will have on its financial statements.

NOTE 2 – SECURITIES: Net Gain/Loss Per Share, basic and diluted

The Company’s financial instruments include short-term investments in commodities, currencies, futures, stocks and bonds. Basic gain/loss per share has been computed by dividing net gain/loss available to common shareholders by the weighted average number of common shares outstanding for the period. Shares issuable upon the exercise of any warrants or stock options, have been excluded as a Common Stock equivalent in the diluted loss per share because their effect is anti-dilutive.

NOTE 3 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments, as defined by Accounting Standard Codification subtopic 825-10, Financial Instrument (“ASC 825-10”), include cash, accounts payable and convertible note payable. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2020 and 2019 respectively.

35

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

(See Independent Auditor’s Report)

FASB ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1: Observable inputs such as quoted prices in active markets;
•	Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
•	Level 3: Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

The Company’s derivative is valued at Level 3.

NOTE 4 – STOCK BASED COMPENSATION

The Company follows Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”), which requires that all share-based payments to both employees and non-employees be recognized in the income statement based on their fair values.

As of 12/31/21, the Company does not have any issued or outstanding stock-based compensation through any qualified or non-qualified stock-based compensation plan. After the registration of these shares with the SEC, the Company will establish a broad-based employee stock purchase plan and an omnibus stock compensation plan to issue and award restricted stock units, restricted stock, options or a combination of these award types based on service and performance. These awards will be offered to both employees and non-employees. Investors will be provided a copy of this plan once the plan becomes effective, and Form S-8 will be filed with the SEC.

The issuance of Common Stock for other than cash is recorded by the Company at market values.

NOTE 5 – RELATED PARTY TRANSACTIONS

Related entities:

1.)

The Company Formed “Smart Real estate tools, LLC” in May 2021 as a joint venture. It is a membership software program for Real Estate Agents. It provides tools to Real Estate agents in a proprietary manner. The company owns 50% along with the software developer.

2.)	The Company president, Andrew Arroyo is the 100% owner of “Andrew Arroyo Investments, LLC.” The company performs Investment management services.
3.)

Andrew and Megan Arroyo have a minority interest in “Neighborhood Investment Network, LLC.” The company uses retirement Funds for investing in Real estate. Andrew and Megan own 24% via one of their retirement accounts.

36

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

(See Independent Auditor’s Report)

NOTE 6 – DEBT

The Company has a $75,000 business Line of Credit (LOC) through Wells Fargo Bank that renews annually. The LOC carries an interest rate of 9.25% and 10.75% as of 12/31/21 and 12/31/20 respectfully. The company obtained two Covid -19 related loans: One a Paycheck Protection Program (PPP) loan at zero interest rate for $50,555. This is a forgivable loan if the company met the criteria for forgiveness. This loan was forgiven in March of 2021. The company also took out an “Economic Injury Disaster Loan (EIDL) in the amount of $149,900. This loan carries a 3.75% interest rate payable over 30 years with a deferred start date until April 29, 2021. On December 26, 2020 the company also took out a vehicle loan for a Lexus RX in the amount of $46,014. The loan is for a period of 5 years at 1.99% interest rate. The Debt schedule for the years ending December 31, 2021 and December 31, 2020 were as follows:

	2021	2020

Other Current Liabilities
Accounts Payable	$19,050	-
Credit Cards Payable	$84,793	$83,415
PPP Loan	$-0-	$50,555
Short-term Loan	$-	$-
Wells Fargo Credit Line	$55,408	$55,200
Other Current Liabilities	$280,670	$252,542
Current Portion of Long Term Debt	$11,737	$10,007

	$451,658	$451,719

Long Term Debt:
EIDL Loan (net of current portion)	$144,905	$149,900
Lexus Payable (Net of current portion)	$28,034	$43,835

Total Long Term Debt	$172,988	$193,735

37

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

(See Independent Auditor’s Report)

NOTE 7 – INCOME TAXES

Income taxes for the year ended 12/31/21 and 12/31/20 consists of the following:

State income tax provision:	12/31/2021	12/31/2020
Deferred Tax Asset	$3,582	$-

State Income Tax Provision
Current	$1,847	$800
Deferred	(-0-)	(-0-)

Net deferred tax asset/liability	$1,735	$(800)

NOTE 8 – CONTENGENCIES

The real estate business is known as a litigious industry, especially in certain states like California where the Company conducts business. Buyers and sellers often bring claims against one another and usually attempt to involve the real estate agents and brokers in the claim or the suit seeking financial damages. In determining whether liabilities should be recorded for pending litigation claims, one must assess the allegations and the likelihood that we will successfully defend the claim. When we believe it is probable that we will not prevail in a particular matter, we will then record an estimate of the amount of liability based, in part, on advice of outside legal counsel. Currently, there is one outstanding claim that is being arbitrated in San Diego, California, where a buyer desires for the sale to be rescinded and the seller to reclaim the home. The Company maintains a $1 million dollar Errors and Omission policy that covers the Company all the way back to June 9, 2009. In the event the Company incurs any financial liability from this claim, it will be covered under the Errors and Omissions policy up to $1 million, per occurrence.

Outside of this one claim, the Company is not involved in any proceedings, including product or service liability, general liability, workers’ compensation liability, employment, or commercial and intellectual property litigation, which have arisen in the normal course of operations. The Company is insured for professional liability insurance, general liability, workers’ compensation, employer’s liability, property damage and other insurable risk required by law or contract, with retained liability or deductibles. The Company has recorded and maintains an estimated liability in the amount of management’s estimate of the Company’s aggregate exposure for such retained liabilities and deductibles. For such retained liabilities and deductibles, the Company determines its exposure based on probable loss estimations, which requires such losses to be both probable and the amount or range of probable loss to be estimable. The Company believes it has made appropriate and adequate reserves and accruals for its current contingencies.

NOTE 9 – SUBSEQUENT EVENTS

During the fourth quarter of 2021, the Company ceased its staging and moving operations. As a result, the Company sold its moving truck for $54,000, As of March 22, 2022, the Company has paid off its credit card debt and Wells Fargo credit line. During the first quarter of 2022, the Company dissolved its joint venture partnership with Smart Real Estate Tools, LLC. This was a mutual decision of the partners. As of March 17, 2022, the Company surpassed the initial minimum raise of its Regulation A offering of $1,000,000. As a result, the Company accepted subscriptions from 94 investors who became new shareholders as of March 17, 2022. As of April 20, 2022, the Company has raised a total of $1,088,500 in their Regulation A offering from 94 investors.

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  ANDREW ARROYO REAL ESTATE, INC.

SCHEDULE 1

GENERAL AND ADMINISTRATIVE EXPENSES

FOR THE YEARS ENDED DECEMBER 31, 2021 and 2020

	2021	2020
General and administrative expenses (Schedule 1)
Advertising	$85,480	$63,709
Automobile Expense	$16,215	$14,373
Bank and Credit Card Fees	$26,525	$23,978
Benefit Plan Expenses	$2,855	$-
Business Gifts	$163	$1,427
Business Licenses and Permits	$24,194	$23,948
Company Events/Training	$-0-	$11,612
Computer and Internet Expenses	$-0-	$10,459
Consulting Fees	$26,250	$-
Continuing Education	$312	$60
Dues and Subscriptions	$73,788	$11,460
Insurance Expense	$54,277	$54,263
Interest Expense	$-0-	$27,670
Laundry & Dry Cleaning	$-0-	$868
Legal & Professional Fees	$94,063	$28,924
Marketing	$167,526	$139,049
Meals and Entertainment	$4,195	$6,056
Medical Benefits	$-0-	$13,983
Office Expenses	$61,331	$67,133
Other Employee Benefits	$29,419	$13,825
Officer Wages	$194,981	$25,769
Payroll Expenses	$-0-	$33,143
Payroll Taxes	$42,804	$25,956
Photography Expenses	$-0-	$636
Postage and Delivery	$2,309	$1,118
Profit Sharing – 401k Safe Harbor	$12,291	$10,903
Reconciliation Discrepancies	$-0-	$10
Registered Agent Fees	$2,183	$-
Rent Expense	$158,205	$219,328
Repairs and Maintenance	$-0-	$3,411
Salaries & Wages (Payroll)	$243,576	$138,472
Small Tools & Equipment	18,276	-
Technology/Electronics	$3,448	$1,881
Telecommunications	$33,016	$18,028
Travel	$14,739	$8,063
Utilities	$1,771	$1,859
Total Expense	$1,394,193	$975,603

See accompanying notes to the financial statements.

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ANDREW ARROYO REAL ESTATE, INC.

SCHEDULE 2

OTHER INCOME (EXPENSE)

FOR THE YEARS ENDED DECEMBER 31, 2021 and 2020

	2021	2020
Interest Expense	$(4,828)	(27,670)
Gain on Sale	$-	806
Non Taxable Income	$-	10,000
Depreciation & Amortization Expense	$(26,052)	(3,539)
Non-Deductible	$(859)	(4,112)

Total Other Expense	$(31,740)	$(24,515)

See accompanying notes to the financial statements.

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ANDREW ARROYO REAL ESTATE, INC.

SCHEDULE 3

STATEMENT OF GENEROUS CAPITALISM

Years Ended December 31, 2021 and 2020

	2021	2020

Income from Operations	$9,119,969	$7,354,474
Cost of Sales:
Coaching Fees	$8,569	$11,238
Cost of Sales – Salaries & Wages	$60,983	$43,800
Cost of Sales - Agents	$6,896,003	$5,448,399
Cost of Sales - Transaction Coordinators	$208,175	$201,369
Cost of Sales- Material/Supply	$54,305	$74,310
Property Management Fees Paid	$144,142	$100,412
Recruiting Bonuses	$-0-	$1,500
Referral Fees	$281,767	$238,425
Staging & Moving Operations	$26,023	$66,381

Total Cost of Sales	$7,679,968	$6,185,834

Gross Profit	$1,440,002	$1,168,640

Generous Capitalism - Charitable Contributions	$60,847	$218,193

General and administrative expenses (Schedule 1)	$1,394,193	$904,133

Profit from Operations	$(15,038)	$46,314

Other Income/(Expense) -(Schedule 2)	$(31,740)	$(24,515)

Profit /(Loss) before income tax benefit	$(46,778)	$21,799

Income Tax Provision (Note 7)	$1,847	$800

Net Profit	$(48,625)	$20,999

See accompanying notes to the financial statements.

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ITEM 8 EXHIBITS

Item No.	Description

2.1(1)	Amended and Restated Articles of Incorporation of Andrew Arroyo Real Estate Inc.

2.2(1)	Amended and Restated Bylaws of Andrew Arroyo Real Estate Inc.

2.3(1)	Certificate of Merger filed in State of Delaware effective July 31, 2021

2.5(1)	Merger Agreement by and between Andrew Arroyo Real Estate, Inc., a California corporation and Andrew Arroyo Real Estate Inc., a Delaware corporation dated July 28, 2021

4.1(1)	Form of Subscription Agreement for the Offering

10.1(1)	Escrow Agreement for the Offering

(1) Incorporated by reference from Issuer’s Offering Statement on Form 1-A filed with the Commission on September 15, 2021.

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SIGNATURES

Pursuant to the requirements of Regulation A, the Issuer has duly caused this Form 1-K to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Diego, State of California, on April 27, 2022.

Andrew Arroyo Real Estate Inc.

Dated: April 27, 2022		/s/ Andrew Michael Arroyo
	By:	Andrew Michael Arroyo
	Its:	President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of Regulation A, this report has been signed by the following persons in the capacities and on the dates indicated.

Dated: April 27, 2022		/s/ Andrew Michael Arroyo
	By:	Andrew Michael Arroyo, President, Chief Executive Officer (Principal Executive Officer), and Director

Dated: April 27, 2022		/s/ Tiffany Mohler
	By:	Tiffany Mohler
	Its:	Treasurer (Principal Financial Officer) and VP Administration

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